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                                                                   Exhibit 10.21


DATE:     April 16, 1999

TO:       William J. Sweeney

FROM:     Paul T. Stecko

RE:       Special Retention Bonus



               PCA will pay you a special bonus of $500,000, if you remain an employee of PCA until April 12, 2002. The after tax proceeds of this bonus must be utilized to pay down your loan on company owned equity, to the extent a loan balance remains at that time.

               This $500,000 bonus will also become payable if your employment with PCA is terminated before April 12, 2002, by the company, for any reason, other than cause. These funds, however, must be utilized to pay down your loan on company owned equity, to the extent a loan balance remains at that time.

               In the event of Mr. Sweeney's death between now and April 12, 2002, the above bonus (and use of funds stipulated) will be payable to Mr. Sweeney's beneficiary(ies) on a prorata basis.